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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

    SIGNATURE BRANDS AND SUNBEAM ANNOUNCE MERGER AGREEMENT

Cleveland, Ohio (March 2, 1998) -- Signature Brands USA, Inc., (Nasdaq:SIGB), a leading manufacturer of a comprehensive line of consumer and professional products and Sunbeam Corporation (NYSE: SOC), a leading consumer products company, today announced the execution of a definitive merger agreement whereby Sunbeam would acquire for cash all outstanding shares of Signature Brands common stock for $8.25 per share. This represents a 57 percent premium to the closing price for Signature Brands common stock on Friday, February 27, 1998, of $5.25 per share.

Under the terms of the merger agreement, approved by both company Boards, Sunbeam will initiate a tender offer for all of the outstanding shares of Signature Brands to commence within five business days. Once initiated, the offer will be open for 20 business days unless further extended. Sunbeam's offer is contingent upon, among other things, a valid tender of at least a majority of the outstanding shares of Signature Brands. After consummation of the tender offer, Sunbeam will acquire, pursuant to the merger agreement, any remaining Signature Brands shares for the same per share price. The transaction is subject to a number of customary conditions including the receipt of required regulatory approvals. In connection with the merger agreement, certain stockholders owning in the aggregate, approximately 48 percent of Signature Brands outstanding shares have agreed to tender all of their shares.

Meeta Vyas, Vice Chairman of the Board and Chief Executive Officer of Signature Brands stated: "We are pleased to announce the combination of these two leading consumer products companies. It is our belief that the maximum potential of Signature Brands' portfolio of leading brand name products can best be realized by capitalizing on the strengths of a larger and more diversified organization."

Sunbeam Corporation is a leading consumer products company that designs, manufactures and markets nationally and internationally a diverse portfolio of brand name products. The company's Sunbeam(R)and Oster(R) brands have been household names for generations, both domestically and abroad, and the company is a market leader in many of its product categories.

Signature Brands USA, Inc. is a leading manufacturer of a comprehensive line of consumer and professional products. The Company's consumer products, marketed under the Mr. Coffee(R), Health o meter(R), Counselor(R), and Borg(R) brand names include automatic drip coffeemakers, teamakers, coffee filters, water filtration products, accessories and other kitchen countertop appliances as well as bath, kitchen, and gourmet scales and therapeutic devices. Professional products include the Pelouze(R) and Health o meter(R) brands of office, foodservice and medical scales.

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This press release contains forward-looking statements based on current expectations which are covered under the "Safe Harbor" provision within the Private Securities Litigation Reform Act of 1995. Actual results and events related to the acquisition may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, the successful completion of this transaction, the effective integration of Signature Brands into Sunbeam and the overall economic, market and industry conditions, as well as the risks described from time to time in Sunbeam's and Signature Brand's reports as filed with the Securities and Exchange Commission, including their most recently filed Form 10-K reports.







Contact: Steven M. Billick
         Senior Vice President and
         Chief Financial Officer
         (440) 542-4000